(FOLEY & LARDNER LLP LETTERHEAD)

Exhibit 5
April 17, 2008	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 092233-0112

Integrys Energy Group, Inc.
130 East Randolph Drive
Chicago, Illinois  60601

Ladies and Gentlemen:

We have acted as counsel for Integrys Energy Group, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 700,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), that may be issued pursuant to the Integrys Energy Group, Inc. Deferred Compensation Plan, as amended and restated to date (the “Plan”).

In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement; (c) the Restated Articles of Incorporation and Bylaws of the Company, as amended to date; (d) resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement;  and (e) such other documents and records as we have deemed necessary to enable us to render this opinion.  In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (c) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

2. The shares of Common Stock covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the

April 17, 2008

Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP